EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

THIRD QUARTER 2005 FINANCIAL RESULTS

REDWOOD CITY, Calif., November 14, 2005 – Ampex Corporation (Nasdaq:AMPX) today reported revenues of $10.7 million, operating income of $1.0 million and a net loss of ($0.2) million or ($0.05) per diluted share for the third quarter of 2005. In the third quarter of 2004, the Company reported revenues of $8.3 million, an operating loss of ($0.03) million and a net loss of ($1.5) million or ($0.42) per diluted share. Operating results for the third quarter of 2005 included $1.9 million or $0.50 per diluted share of patent litigation expense and $0.5 million or $0.13 per diluted share of interest expense, compared with $1.1 million or $0.30 per diluted share of patent litigation costs and $2.5 million or $0.70 per diluted share of interest expense in the third quarter of 2004.

Licensing revenue totaled $5.2 million in the third quarter of 2005, up from $1.8 million in the third quarter of 2004. During the third quarter of 2005, a new patent licensing agreement was concluded with Samsung Electronics Co. Ltd. (“Samsung”) permitting the use of several United States and foreign patents held by Ampex in the manufacture and sale of digital videotape recorders, including MiniDV camcorders. The license also permits Samsung to use certain Ampex patents in other camcorders utilizing hard disc drive, optical or solid-state memories. Pursuant to the license, Ampex received a payment of $2.8 million, less foreign withholding taxes of $0.5 million, to settle liability for past use of its patents prior to conclusion of the agreement. The foregoing payment also included a non-refundable, non-forfeitable prepayment in respect of royalties due in the period through 2008.

The Company has concluded license agreements with 13 of the major manufacturers of digital still cameras, some of whom also manufacture camera-equipped cellular phones, covering their use of the Company’s rapid image retrieval patent. This patent expires in April 2006. The Company has been active in investigating whether its other digital imaging patents are being used in digital still cameras, camera-equipped cellular phones and DVD recorders. Recently it has presented a claim chart to an existing licensee indicating that the Company believes that its feed-forward quantization patent may be used in several cameras that they manufacture. Ampex is currently evaluating other manufacturers’ digital still cameras and currently believes that several of them may also utilize the feed-forward quantization patent. Upon completion of its evaluation, the Company intends to notify each manufacturer that appears to utilize the feed-forward quantization patent or any of its other digital imaging patents. If digital still camera manufacturers use any of the Company’s digital imaging patents they will be obligated to continue to pay royalties to the Company after April 11, 2006. However, there can be no assurance that the Company will be able to successfully prove infringement of its patents or enter into license agreements without protracted litigation.

The Company has also licensed all the major manufacturers of digital video camcorders. In 2004, the largest manufacturer prepaid for all of the Company’s relevant patents through April 11,

2006. This licensee will become obligated to pay royalties to the Company on digital video camcorders sold after that date that continue to utilize any of these patents. Accordingly, the Company believes that a significant increase in licensing revenues may occur in the later half of 2006, but there can be no assurance that such increase will occur.

During the third quarter of 2005, the Company’s Licensing segment generated operating income of $2.7 million or $0.72 per diluted share after deduction of intellectual property costs, compared to operating income of $0.1 million or $0.03 per diluted share in the third quarter of 2004. Intellectual property costs included litigation costs of $1.9 million or $0.50 per diluted share related to lawsuits that Ampex initiated in October 2004 against Eastman Kodak Company alleging patent infringement. Litigation expense in the third quarter of 2004 totaled $1.1 million or $0.30 per diluted share related to suits brought against two other manufacturers of digital still cameras, which were settled in the fourth quarter of 2004 upon successfully concluding licensing agreements. The Company expects that litigation costs will decline somewhat from current levels until commence-ment of the trial in District Court in December 2006. However, the Company may institute additional litigation against manufacturers of digital still cameras, digital video camcorders, DVD recorders or other products if the Company believes such manufacturers are infringing its patents and licensing agreements cannot be concluded on satisfactory terms.

Product sales and service revenues from the Company’s Recorders segment totaled $5.6 million for the third quarter of 2005 compared to $6.6 million in the third quarter of 2004. The sales decline is primarily attributable to an ongoing transition from an older generation of tape-based image and data acquisition products to a newly introduced range of solid-state and hard disk-based products. The Company was awarded a contract of approximately $6.3 million in the second quarter of 2005 by The Boeing Company and, more recently, was approved by the Air Force to provide up to $5.0 million of these newly introduced products. In the third quarter of 2005, long delivery lead times of memory chips caused the Company to postpone some shipments of its new products from the third quarter to the fourth quarter of 2005. Backlog of orders at September 30, 2005 was $9.7 million compared to $8.5 million at June 30, 2005. Operating income for the Recorders segment in the third quarter of 2005 was $0.4 million or $0.11 per diluted share compared to an operating loss of ($0.3) million or ($0.09) per diluted share in the third quarter of 2004.

Interest expense, net and other financing costs totaled $0.5 million or $0.13 per diluted share in the quarter ended September 30, 2005, a reduction from $2.5 million or $0.70 per diluted share in the quarter ended September 30, 2004, reflecting repayment of $62.4 million of senior debt in the fourth quarter of 2004 and a further repayment of $10.4 million in the second quarter of 2005. The Company intends to apply future net licensing proceeds that it receives to repay the balance of its long-term debt, which at September 30, 2005 totaled $25.5 million.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the Company’s limited liquidity and the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2004 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 and June 30, 2005 which have been filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, which is expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,676	$8,840
Short-term investments	—	9,134
Accounts receivable (net of allowances of $77 in 2005 and $74 in 2004)	3,151	2,602
Inventories	5,225	5,187
Royalties receivable	923	—
Other current assets	2,482	2,071
Property held for sale	—	2,670

Total current assets	23,457	30,504

Property, plant and equipment	1,273	1,560
Other assets	367	555

Total assets	$25,097	$32,619

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$117	$131
Accounts payable	4,115	1,577
Net liabilities of discontinued operations	1,347	1,042
Accrued restructuring costs	614	645
Other accrued liabilities	12,576	15,260

Total current liabilities	18,769	18,655
Long-term debt	25,473	30,275
Other liabilities	65,595	77,993
Accrued restructuring costs	1,179	1,622
Net liabilities of discontinued operations	2,791	3,503

Total liabilities	113,807	132,048

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2005 and in 2004
Issued and outstanding - 3,770,948 shares in 2005; 3,692,517 in 2004	38	37
Class C:
Authorized: 50,000,000 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—
Other additional capital	454,708	454,525
Accumulated deficit	(455,430)	(463,680)
Accumulated other comprehensive loss	(88,026)	(90,311)

Total stockholders’ deficit	(88,710)	(99,429)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$25,097	$32,619

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)
Licensing revenue	$5,150	$1,759	$26,450	$4,861
Product revenue	3,379	4,390	11,449	15,767
Service revenue	2,199	2,173	6,581	6,496

Total revenue	10,728	8,322	44,480	27,124

Intellectual property costs	2,432	1,653	9,701	4,595
Cost of product revenue	2,277	3,069	7,264	10,304
Cost of service revenue	670	688	2,121	1,993
Research, development and engineering	1,100	1,022	3,212	2,853
Selling and administrative	3,208	3,326	11,126	9,160
Restructuring charges (credits)	—	(1,410)	—	(1,410)

Total costs and operating expenses	9,687	8,348	33,424	27,495

Operating income (loss)	1,041	(26)	11,056	(371)
Media pension costs	193	322	580	965
Interest expense	471	2,534	1,881	7,312
Amortization of debt financing costs	1	14	194	42
Interest income	(70)	(30)	(184)	(88)
Other (income) expense, net	(1)	(385)	(545)	(381)

Income (loss) from continuing operations before income taxes and equity in income of limited partnership, including sale of investment	447	(2,481)	9,130	(8,221)
Provision for income taxes	620	—	880	248
Equity in income of limited partnership, including sale of investment	—	(591)	—	(2,149)

Net income (loss) from continuing operations	(173)	(1,890)	8,250	(6,320)

Income from discontinued operations (net of taxes of nil in 2004)	—	352	—	352

Net income (loss)	(173)	(1,538)	8,250	(5,968)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	51	2	103	46

Comprehensive income (loss)	$(122)	$(1,536)	$8,353	$(5,922)

Basic income (loss) per share from continuing operations	$(0.05)	$(0.52)	$2.22	$(1.72)
Basic income per share from discontinued operations	$0.00	$0.10	$0.00	$0.09
Basic income (loss) per share	$(0.05)	$(0.42)	$2.22	$(1.63)

Weighted average number of basic common shares outstanding	3,752,701	3,642,517	3,718,760	3,667,572

Diluted income (loss) per share from continuing operations	$(0.05)	$(0.52)	$2.14	$(1.72)
Diluted income per share from discontinued operations	$0.00	$0.10	$0.00	$0.09
Diluted income (loss) per share	$(0.05)	$(0.42)	$2.14	$(1.63)

Weighted average number of diluted common shares outstanding	3,752,701	3,642,517	3,853,663	3,667,572